Exhibit 10.3

SECOND AMENDED AND RESTATED
BOOZ ALLEN HAMILTON HOLDING CORPORATION
ANNUAL INCENTIVE PLAN
(Effective as of October 1, 2010 and amended and restated as of January 28, 2020)
SECTION 1.    PURPOSE
The purposes of the Plan are to enable the Company and its Subsidiaries to attract, retain, motivate and reward the best qualified Executive Officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance.
SECTION 2.    DEFINITIONS
Unless the context requires otherwise, the following words as used in the Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine and neuter pronouns are used interchangeably and that each comprehends the others.
(a)    “Act” means the Securities Exchange Act of 1934, as amended.
(b)    “Board” means the Board of Directors of the Company.
(c)    “Committee” means the Compensation Committee of the Board or such other committee or subcommittee of the Board or the Compensation Committee as the Board or Compensation Committee shall designate from time to time.
(d)    “Common Stock” means the class A common stock of the Company, par value $0.01 per share, and such other class of stock into which such common stock is hereafter converted or exchanged.
(e)    “Company” means Booz Allen Hamilton Holding Corporation.
(f)    “Company Approved Departure” means a termination of employment that the Company (through the members of its senior management), in its sole discretion, determines to be in the best interest of the Company and the Company’s approval of such termination as a Company Approved Departure is approved or ratified by the Board or the Committee.
(g)    “Disability” means “disability,” as such term is defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
(h)    “Equity Incentive Plan” means the Amended and Restated Equity Incentive Plan of Booz Allen Hamilton Holding Corporation, as amended from time to time.

(i)    “Executive Officer” means “executive officer” as defined in Rule 3b-7 promulgated under the Act.
(j)    “Participant” means (i) each Executive Officer of the Company and (ii) each other employee of the Company or a Subsidiary whom the Committee expressly designates as a participant under the Plan.
(k)    “Performance Period” means each fiscal year or another period as designated by the Committee, so long as such period does not exceed one year.
(l)    “Plan” means this Second Amended and Restated Booz Allen Hamilton Holding Corporation Annual Incentive Plan, as set forth herein and as may hereafter be amended from time to time.
(m)    “Subsidiary” means any business entity in which the Company owns, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of stock entitled to vote, and any other business organization, regardless of form, in which the Company possesses, directly or indirectly, 50% or more of the total combined equity interests.
SECTION 3.    AWARDS

(a)Performance Criteria. The Committee shall establish the performance objective or objectives that must be satisfied in order for a Participant to receive an award for a Performance Period. Performance objectives may be established on a Company-wide basis or with respect to one or more business units, divisions, Subsidiaries, or products; and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies.
(b)    When establishing performance objectives for a Performance Period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles and as identified in the financial statements, notes to the financial statements or management’s discussion and analysis in the annual report, including, without limitation, the charges or costs associated with restructurings of the Company or any Subsidiary, discontinued operations, extraordinary items, capital gains and losses, dividends, share repurchase, other unusual or non-recurring items, and the cumulative effects of accounting changes. The Committee may also adjust the performance objectives for any Performance Period as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine (including, without limitation, any adjustments that would result in the Company paying non-deductible compensation to a Participant).
(c)    Maximum Amount Payable. If the Committee (or its delegate pursuant to Section 5(b)) determines that the performance objectives established for the relevant Performance Period under Section 3(a) have been satisfied, each Participant who is employed by the Company or one of its Subsidiaries on the last day of the Performance Period for which the award is payable shall be entitled to receive an annual award in an amount not to exceed US $5,000,000. Unless otherwise determined by the Committee in its sole discretion, if a Participant’s employment terminates for any reason other than for cause (including, without limitation, his death, disability, retirement under the terms of any retirement plan maintained by the Company or a Subsidiary or Company Approved Departure) prior to the last day of the Performance Period for which the award is payable, the maximum award payable to such Participant under the preceding sentence shall be multiplied by a fraction, the numerator of which is the number of days that have elapsed during the Performance Period in which the termination occurs prior to and including the date of the Participant’s termination of employment and the denominator of which is the total number of days in the Performance Period.
(d)    Termination of Employment. Unless otherwise determined by the Committee in its sole discretion, if a Participant’s employment terminates for any reason prior to the date on which the award is paid hereunder, except as otherwise provided in a Participant’s employment or other similar agreement, such Participants shall forfeit all rights to any and all awards that have not yet been paid under the Plan; provided that if a Participant’s employment terminates as a result of death, Disability or Company Approved Departure, the Committee shall give consideration at its sole discretion to the payment of a partial award with regard to the portion of the Performance Period worked. Notwithstanding the foregoing, if a Participant’s employment terminates for any reason prior to the date on which the award is paid hereunder, the Committee, in its discretion, may waive any forfeiture pursuant to this Section 3 in whole or in part.
(e)    Negative Discretion. Notwithstanding anything else contained in Section 3(b) to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 3(b) based on individual performance or conduct or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 3(b).
(f)    Affirmative Discretion. Notwithstanding any other provision in the Plan to the contrary (including, without limitation, the maximum amounts payable under Section 3(b)), but subject in the case of awards paid in shares of the Company’s Common Stock or other awards under the Equity Incentive Plan to the maximum number of shares available for issuance under the Equity Incentive Plan, the Committee shall have the right, in its discretion, to grant any annual award in cash, in shares of the Company’s Common Stock, in other awards under the Equity Incentive Plan or in any combination thereof, to any Participant (except the Plan for the year in which the amount paid would ordinarily be deductible by the Company for federal income tax purposes in an amount up to the maximum award payable under Section 3(b)), based on individual performance or any other criteria that the Committee deems appropriate.
SECTION 4.    PAYMENT
Except as otherwise provided hereunder, payment of any award amount determined under Section 3 shall be made to each Participant as determined by the Committee and in any event no later than two and a half months after the end of the fiscal year in which the Performance Period ends. The Committee shall determine whether any bonus payable under the Plan is payable in cash, in shares of Common Stock (including, but not limited to, restricted common stock or restricted stock units) or other awards under the Equity Incentive Plan, or in any combination thereof. The Committee shall have the right to impose whatever conditions it deems appropriate with respect to the award of shares of Common Stock or other awards, including conditioning the vesting of such shares or other awards on the performance of additional service.
SECTION 5.    GENERAL PROVISIONS

(a)    Administration. The Committee shall be responsible for the administration of the Plan. The Committee shall establish the performance objectives for any fiscal year or other Performance Period determined by the Committee in accordance with Section 3 and certify whether such performance objectives have been obtained. The Committee may prescribe, amend and rescind rules and regulations relating to the administration of the Plan and make all other determinations necessary or advisable for the administration and interpretation of the Plan. Any authority exercised by the Committee under the Plan shall be exercised by the Committee in its sole discretion. Determinations, interpretations or other actions made or taken by the Committee under the Plan shall be final, binding and conclusive for all purposes and upon all persons.
(b)    Delegation by the Committee. All of the powers, duties and responsibilities of the Committee specified in this Plan may be exercised and performed by any officer, including the chief executive officer, or group of officers of the Company or its Subsidiaries, or director or group of directors of the Board any portion of its authority and powers under the Plan with respect to Participants who are not Executive Officers or directors of the Board (provided that any delegation to one or more officers of the Company or its Subsidiaries shall be subject to and comply with applicable law) and any determination, interpretation or other action taken by such committee shall have the same effect hereunder as if made or taken by the Committee.
(c)    Tax Withholding. The Company shall have the power to withhold, or to require the Participant to remit to the Company, an amount in cash sufficient to satisfy all U.S. federal, state, local and any non-U.S. withholding tax or other governmental tax, charge or fee requirements in respect of any payment under the Plan.
(d)    No Guarantee of Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, or confer upon any Participant any right to continue in the employ or retention of the Company.
(e)    Unfunded Plan; Plan Not Subject to ERISA. The Plan is an unfunded plan and Participants shall have the status of unsecured creditors of the Company. The Plan is not intended to be subject to the Employee Retirement Income and Security Act of 1974, as amended.
(f)    Freedom of Action. Nothing in the Plan shall be construed as limiting or preventing the Company or any of its affiliates from taking any action that it deems appropriate or in its best interest (as determined in its sole and absolute discretion) and no Participant (or person claiming by or through a Participant) shall have any right relating to the diminishment in the value of any award or any associated return as a result of any such action. The foregoing shall not constitute a waiver by a Participant of the terms and provisions of the Plan.
(g)    Forfeiture of Award Amounts.
(i)    Forfeiture for Financial Reporting Misconduct. If the Company is required to prepare an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under the securities laws, (x) (with respect to any Participant who either knowingly or grossly negligently engaged in the misconduct or knowingly or grossly negligently failed to prevent the misconduct as determined by the Committee or is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, such Participant shall forfeit and disgorge to the Company any award amounts (A) received during the twelve (12)-month period following the filing of the financial document embodying such financial reporting requirement or (B) earned based on the materially non-complying financial reporting, and (y) with respect to any Participant who is a current or former Executive Officer of the Company who received incentive compensation under the Plan during the three-year period preceding the date on which the Company is required to prepare such accounting restatement, based on erroneous data, in excess of what would have been awarded or paid to such Participant under such accounting restatement, such Participant shall forfeit and disgorge to the Company such excess incentive compensation.
(ii)    Forfeiture under Applicable Laws or Regulations. In addition to forfeiture for the reasons specified in subsection (i) of this Section 5(g), the Company may cancel or reduce or require the Participant to forfeit and disgorge to the Company any award amounts and any gains earned or accrued with respect to any equity award or common stock granted or received pursuant to an Award under the Plan to the extent permitted or required by applicable law, regulation, or stock exchange rule in effect on or after the effective date of the Plan. For the avoidance of doubt, the Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Act and any rules promulgated thereunder.
(iii)    Forfeiture for Other Misconduct. Unless otherwise determined by the Committee, if (i) the Participant’s performance is deemed to contribute substantially to the Company or a subsidiary incurring significant financial losses; (ii) the Participant’s performance is deemed to contribute substantially to a significant downward restatement of any published results of the Company or a subsidiary; (iii) the Participant engages in conduct that results in or contributes substantially to significant reputational harm to the Company; (iv) the Participant materially breaches or contributes substantially to a material breach of applicable legal and/or regulatory requirements; (v) the Participant engages in conduct that constitutes “cause” under any plan or agreement that the Participant is subject to or (vi) the Participant engages in conduct that results in or contributes substantially to a material breach of the Company’s applicable internal policies and procedures, including without limitation those policies in respect of risk management, compliance, disciplinary and any applicable supervisory practices, the Committee in its sole discretion may suspend the payment of any Awards granted (or a portion thereof) and/or require the forfeiture and disgorgement to the Company of any Awards (or a portion thereof) granted or paid during the twelve months prior to or any time after the Participant engaged in such misconduct and all gains earned or accrued due to the exercise of such Awards or sale of any common stock issued pursuant to such Awards.
(iv)    Other Recoupment Policies. Awards granted under this Plan shall also be subject to such generally applicable policies as to forfeiture, disgorgement and recoupment as may be adopted by the Board or the Committee from time to time and communicated to Participants. Any such policies may (in the discretion of the Board or the Committee) be applied to outstanding awards at the time of adoption of such policies, or on a prospective basis only. The implementation of policies and procedures pursuant to this Section 5(g) and any modification of the same shall not be subject to any restrictions on amendment or modification of awards.
(h)    Term of Plan. The Plan shall be effective with respect to fiscal periods beginning on or after April 1, 2020.
(i)    Amendment or Alteration. Notwithstanding Section 5(a), the Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan.
(j)    Severability. The holding of any provision of this Plan to be illegal, invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Plan, which shall remain in full force and effect.
(k)    Assignment. Except as otherwise provided in this Section 5(k), this Plan shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. Neither this Plan nor any right or interest hereunder shall be assignable by the Participant, his beneficiaries, or legal representatives; provided that nothing in this Section 5(k) shall preclude the Participant from designating a beneficiary to receive any benefit payable hereunder upon his death, or the executors, administrators or other legal representatives of the Participant or his estate from assigning any rights hereunder to the person or persons entitled thereunto. This Plan shall be assignable by the Company to a Subsidiary or Affiliate of the Company; to any corporation, partnership or other entity that may be organized by the Company, its general partners or its Participants as a separate business unit in connection with the business activities of the Company or Participants; or to any corporation, partnership or other entity resulting from the reorganization, merger or consolidation of the Company with any other corporation, partnership or other entity, or any corporation, partnership, or other entity to or with which all or any portion of the Company’s business or assets may be sold, exchanged or transferred.

(l)    409A Compliance. This Plan is intended to provide for payments that are exempt from the provisions of Section 409A the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder (“Section 409A”) to the maximum extent possible and otherwise to be administered in a manner consistent with the requirements, where applicable, of Section 409A. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Section 409A. In the case of any “nonqualified deferred compensation” (within the meaning of Section 409A) that may be treated as payable in the form of “a series of installment payments,” as defined in Treasury Regulation Section 1.409A-2(b)(2)(iii), a Participant’s or designated beneficiary’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of such Treasury Regulation. Notwithstanding the foregoing, neither the Company nor the Committee, nor any of the Company’s directors, officers or employees shall have any liability to any person in the event Section 409A applies to any payment or right under this Plan in a manner that results in adverse tax consequences for the Participant or any of his or her beneficiaries or transferees. Notwithstanding any provision of this Plan to the contrary, the Board or the Committee may unilaterally amend, modify or terminate the Plan or any right hereunder if the Board or Committee determines, in its sole discretion, that such amendment, modification or termination is necessary or advisable to comply with applicable U.S. law, as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under Section 409A.
Notwithstanding the terms of this Plan to the contrary, if at the time of the Participant’s “separation from service” within the meaning of Section 409A, he or she is a “specified employee” within the meaning of Section 409A, any payment of any “nonqualified deferred compensation” amounts (within the meaning of Section 409A and after taking into account all exclusions applicable to such payments under Section 409A) required to be made to the Participant upon or as a result of the separation from service (as defined in Section 409A) shall be delayed until after the six-month anniversary of the termination from service to the extent necessary to comply with and avoid the imposition of taxes, interest and penalties under Section 409A. Any such payments to which he or she would otherwise be entitled during the first six months following his or her termination from service will be accumulated and paid without interest on the first payroll date after the six-month anniversary of the separation from service (unless another Section 409A-compliant payment date applies) or within thirty days thereafter. These provisions will only apply if and to the extent required to avoid the imposition of taxes, interest and penalties under Section 409A.
(m)    No Attachment. Except as required by law, no right to receive payments under this Plan shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation, or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

(n)    Headings. The Section headings appearing in this Plan are used for convenience of reference only and shall not be considered a part of this Plan or in any way modify, amend, or affect the meaning of any of its provisions.
(o)    Rules of Construction. Whenever the context so requires, the use of the masculine gender shall be deemed to include the feminine and vice versa, and the use of the singular shall be deemed to include the plural and vice versa. That this Plan was drafted by the Company shall not be taken into account in interpreting or construing any provision of this Plan.
(p)    Governing Law. This Plan and its enforcement shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

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